UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 14, 2005

Commission File Number: 1-9852

CHASE CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324
(Address of Principal Executive Offices, Including Zip Code)

(508) 279-1789
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into Material Definitive Agreement

On June 14, 2005, the Company filed a stipulation of dismissal with prejudice resolving outstanding litigation with Tyco Adhesives arising out of Tyco’s allegations that the Company had improperly used Tyco trade secrets and confidential information.  The Company had denied all liability and vigorously defended the case.  While believing that it had meritorious defenses to Tyco’s claims, in a settlement agreement effective June 5, 2005, the Company and two of its former employees settled the matter prior to trial for a cash payment of $520,000 to avoid a prolonged and expensive trial.  The settlement releases the Company as well as the two former employees for liability for all past actions.  Chase also agrees not to use Tyco’s trade secrets and confidential information with respect to the pressure sensitive tape business in the future, but the restriction is narrowly defined so that it should not interfere with planned future business activities.

Although the $520,000 settlement payment was made in June 2005, it will be accrued for on a pre-tax basis as of the Company’s quarter ended May 31, 2005 in accordance with generally accepted accounting principles.

It is not expected that the Company’s annual dividend payment will be impacted by this settlement.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: June 14, 2005	By:	/s/ Peter. R. Chase
Peter R. Chase
President and Chief Executive Officer